FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, July 22, 2009	James A. Graner (612) 623-6635

                                                                    GRACO REPORTS SECOND QUARTER SALES AND EARNINGS

MINNEAPOLIS, MN (July 22, 2009) - Graco Inc. (NYSE: GGG) today announced results for the quarter and six months ended June 26, 2009.

Summary

$ in millions except per share amounts

	Thirteen Weeks Ended			Twenty-six Weeks Ended
	June 26,	June 27,	%	June 26,	June 27,	%
	2009	2008	Change	2009	2008	Change

Net Sales	$ 147.7	$ 239.2	(38)%	$ 285.6	$ 443.4	(36)%
Net Earnings	11.6	42.5	(73)%	14.4	78.0	(82)%
Diluted Net Earnings
per Common Share	$ 0.19	$ 0.69	(72)%	$ 0.24	$ 1.27	(81)%

•	Net earnings of $11.6 million in the second quarter, on sales of $148 million.
•	Sales and orders decreased in all segments and regions.
•	Low volume caused decreases in profit margin rates.
•	Currency translation had an unfavorable effect on sales ($5 million for the quarter and $11 million year-to-date) and net earnings ($2 million for the quarter and $4 million year-to-date).
•	Cash flow from operations was $69 million, up 26 percent compared to last year.
•	Management continues to focus on working capital management. Inventories decreased $23 million and receivables decreased $15 million so far this year.

“While weak economic conditions continued to affect our business, profitability improved from the first quarter” said Patrick J. McHale,

President and Chief Executive Officer. “We are resolved to continue investing in growth initiatives including product development,

international expansion and entering new markets. At the same time, we remain flexible and ready to adapt to the economic environment as appropriate.”

Consolidated Results

Sales are down 38 percent for the quarter and 36 percent year-to-date. For the quarter, sales decreased 33 percent in the

Americas, 52 percent in Europe (46 percent at consistent translation rates) and 29 percent in Asia Pacific. Year-to-date sales decreased 32 percent in the Americas, 47 percent in Europe (40 percent at consistent translation rates) and 27 percent in

Asia Pacific.

Gross profit margin, expressed as a percentage of sales, was 49.4 percent for the quarter and 48.1 percent year-to-date,

down from 53.8 percent and 54.3 percent, respectively, for the comparable periods last year. Decreases in both the quarter and year-to-date are due to lower production volumes (approximately 4 percentage points), unfavorable currency translation rates (approximately 1½ percentage points) and increased pension cost (approximately 1 percentage point).

Decreases were offset somewhat by favorable material costs (approximately 1 percentage point). Workforce reduction costs in the first quarter affected the year-to-date margin rate by approximately 1 percentage point.

Total operating expenses for the quarter and year-to-date are down 12 percent and 7 percent, respectively. Decreases from translation effects ($2 million for the quarter, $4 million year-to-date), lower incentive and bonus provisions and spending reductions are partially offset by higher product development and pension expenses. Sustained investment in product development reflects the Company’s commitment to new and improved products as a key component of its strategy for future growth. Year-to-date operating expenses include approximately $2 million related to workforce reductions made primarily in the first quarter.

Segment Results

Certain measurements of segment operations are summarized below:

	Thirteen Weeks			Twenty-six Weeks
	Industrial	Contractor	Lubrication	Industrial	Contractor	Lubrication

Net sales (in millions)	$ 73.3	$ 60.4	$ 14.0	$ 148.6	$ 107.8	$ 29.2
Net sales percentage change
from last year	(45)%	(26)%	(42)%	(40)%	(27)%	(39)%
Operating earnings as a
percentage of net sales
2009	18%	20%	(12)%	17%	12%	(11)%
2008	33%	25%	19%	33%	23%	19%

All segments experienced double-digit percentage decreases in sales compared to last year for both the quarter and year-to-date.  Second quarter operating earnings of all segments reflect the lower cost structure resulting from workforce and other spending reduction actions taken in the first quarter of 2009 and the fourth quarter of 2008.

Year-to-date operating earnings of all segments reflect the impacts of low volume, workforce reduction costs and higher product development spending.  Contractor operating results are affected by sales, costs and expenses related to the rollout of entry-level paint sprayers to additional paint and home center stores in both 2009 and 2008.

Mix of product sold and costs related to discontinued products contributed to lower margin rates in the Lubrication segment.

Outlook

“We are hopeful that the worst of the economic crisis is behind us, but we expect that global economic conditions will continue to present a challenging operating environment for at least the rest of the year” said Patrick J. McHale,

President and Chief Executive Officer. “We intend to continue making targeted investments in our strategic growth initiatives. We will continue to strengthen our competitive position, expand our product offering, build our global channel and enter new markets. We are working to position the Company to emerge from this recession with strong, profitable growth. The timing and shape of this recovery are highly uncertain, so we will remain flexible and have contingency plans in place to appropriately respond to conditions as they unfold.”

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders, which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements. The Company undertakes no obligation to update these statements in light of new information or future events.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform

Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations,

and changes in product demand. Please refer to Item 1A of, and Exhibit 99 to, the Company’s Annual Report

on Form 10-K for fiscal year 2008 (and most recent Form 10-Q, if applicable) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at

www.graco.com  and the Securities and Exchange Commission’s website at www.sec.gov.

Conference Call

Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Thursday, July 23, 2009, at 11:00 a.m. ET to discuss Graco’s second quarter results.

A real-time Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen

and view slides can access the call at the Company’s website at www.graco.com.   Listeners should go to

the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2:00 p.m. ET on July 23, 2009, by dialing 800.406.7325,

Conference ID #4114013, if calling within the U.S. or Canada. The dial-in number for international participants is 303.590.3030, with the same Conference ID #. The replay by telephone will be available through July 27, 2009.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties,

Minneapolis-based Graco serves customers around the world in the manufacturing, processing,

construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com

GRACO INC. AND SUBSIDIARIES

Consolidated Statement of Earnings (Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 26,	June 27,	June 26,	June 27,
(in thousands, except per share amounts)	2009	2008	2009	2008

Net Sales	$ 147,712	$ 239,230	$ 285,592	$ 443,350
Cost of products sold	74,704	110,467	148,256	202,734
Gross Profit	73,008	128,763	137,336	240,616
Product development	9,781	9,039	19,832	16,979
Selling, marketing and distribution	28,292	35,842	60,225	69,663
General and administrative	16,489	16,819	32,704	34,557
Operating Earnings	18,446	67,063	24,575	119,417
Interest expense	1,221	1,906	2,587	3,509
Other expense (income), net	91	98	686	(17)
Earnings Before Income Taxes	17,134	65,059	21,302	115,925
Income taxes	5,500	22,600	6,900	37,900
Net Earnings	$ 11,634	$ 42,459	$ 14,402	$ 78,025

Net Earnings per Common Share
Basic	$ 0.19	$ 0.70	$ 0.24	$ 1.28
Diluted	$ 0.19	$ 0.69	$ 0.24	$ 1.27
Weighted Average Number of Shares
Basic	59,903	60,540	59,770	60,897
Diluted	60,183	61,222	60,043	61,569

Segment Information (Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 26,	June 27,	June 26,	June 27,
	2009	2008	2009	2008

Net Sales
Industrial	$ 73,334	$ 133,092	$ 148,566	$ 247,343
Contractor	60,386	82,061	107,834	148,241
Lubrication	13,992	24,077	29,192	47,766
Consolidated	$ 147,712	$ 239,230	$ 285,592	$ 443,350
Operating Earnings
Industrial	$ 13,435	$ 44,075	$ 24,930	$ 81,973
Contractor	12,043	20,741	13,282	34,437
Lubrication	(1,745)	4,607	(3,181)	8,924
Unallocated corporate	(5,287)	(2,360)	(10,456)	(5,917)
Consolidated	$ 18,446	$ 67,063	$ 24,575	$ 119,417

All figures are subject to audit and adjustment at the end of the fiscal year.

The Consolidated Balance Sheets, Consolidated Statements of Cash Flows and Management's Discussion and Analysis are
available in our Quarterly Report on Form 10-Q on our website at www.graco.com.